Exhibit 99.2

NUANCE COMMUNICATIONS, INC.

FIRST QUARTER FISCAL 2013 EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 7, 2013 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1085 or (612) 234-9960 at least five minutes prior to the call and referencing code 279312. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 279312.

Opening Remarks

In our press release, we reported Q1 13 non-GAAP revenue of $492.4 million, up 28.9% from $382.0 million a year ago. Total GAAP revenue in Q1 13 was $462.3 million, up 28.2% from $360.6 million in Q1 12. We recognized non-GAAP net income in Q1 13 of $113.0 million, representing $0.35 per diluted share, compared to non-GAAP net income of $108.5 million, or $0.34 per diluted share, in the same period last year. We recognized GAAP net loss in Q1 13 of ($22.1) million, or ($0.07) per share, compared to Q1 12 GAAP net income of $9.3 million, or $0.03 per diluted share. Non-GAAP operating margin was 29.2% for Q1 13, compared to 32.5% in Q1 12. First quarter operating cash flow was $122.9 million, up 37.3% from $89.5 million in the same quarter a year ago. Nuance ended Q1 13 with a balance of cash and cash equivalents of $961.1 million. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)

Highlights from Q1 13

•	Compared to Q1 12, non-GAAP revenue grew 29%, non-GAAP operating income grew 16% and operating cash flow grew 37%
•	Compared to Q1 12, non-GAAP on-demand revenue of $151.3 million grew 47% and increased from 27% to 31% of total non-GAAP revenue
•	Compared to Q1 12, Enterprise delivered 10% organic revenue growth and 44% segment profit growth
•	Enterprise delivered strong professional services bookings to support on-premise, on-demand and Nina projects
•	Enterprise began several Nina evaluation agreements and pilot projects with key customers in the airline, banking, consulting, finance, insurance, internet, retail and telecommunications verticals
•	Mobile & Consumer secured several key design wins among handset, automobile, television and other consumer electronics makers that will contribute to future revenue
•	Samsung products that include virtual assistants powered by Nuance technology, such as the Galaxy S III, Note II and Smart TV, are selling well, contributing to on-demand revenue in Q1 13
•	Dell began shipping Ultrabooks with Nuance-powered Dragon Assistant under our Intel contract
•	Healthcare delivered strong bookings in our coding products, as well as progress in coding partnerships with Cerner and Epic

Discussion of Non-GAAP Revenue

Nuance’s Q1 13 non-GAAP revenue growth was led by 49.6% growth in our Healthcare business unit and 21.4% growth in our Mobile & Consumer business unit. Q1 13 non-GAAP revenue growth was broad-based across revenue types, and was led by 48.5% growth in professional services revenue and 47.0% growth in on-demand revenue. In Q1 13, on-demand revenue contributed 30.7% of total revenue, up from 26.9% a year ago. In Q1 13, the United States contributed 73% of non-GAAP revenue and international contributed 27%. At the end of Q1 13, the estimated 3-year value of total on-demand contracts was $2,083.8 million, up 56.2% from $1,334.4 million at the end of Q1 12. On-demand contract growth benefitted from strong bookings as well as contributions from recent acquisitions.

Table: Non-GAAP Revenue by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
Healthcare	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4
Yr/Yr Organic Growth*	16%	15%	9%	5%	11%	3%
Mobile & Consumer	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7
Yr/Yr Organic Growth*	19%	13%	33%	26%	23%	17%
Enterprise	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7
Yr/Yr Organic Growth*	(1)%	18%	1%	8%	7%	10%
Imaging	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6
Yr/Yr Organic Growth*	7%	9%	3%	4%	5%	6%

Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4

Yr/Yr Organic Growth*	12%	14%	12%	11%	12%	8%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
Healthcare	$74.0	$69.7	$85.8	$85.4	$314.9	$89.1
Segment Profit as % of Segment Revenue	51%	46%	47%	45%	47%	41%
Mobile & Consumer	$34.8	$49.7	$65.1	$77.9	$227.6	$39.8
Segment Profit as % of Segment Revenue	32%	43%	49%	51%	45%	30%
Enterprise	$15.1	$32.6	$15.4	$27.7	$90.8	$21.7
Segment Profit as % of Segment Revenue	20%	36%	21%	31%	27%	26%
Imaging	$20.9	$28.0	$21.9	$20.9	$91.6	$23.1
Segment Profit as % of Segment Revenue	40%	46%	39%	36%	40%	39%

Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7

Total segment profit as % of total segment revenue	38%	43%	42%	43%	42%	35%

Segment profit reflects the direct, controllable costs of each segment, combined with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

In Q1 13, Healthcare segment margin fell due to an increased proportion of revenues coming from on-demand services as well as investments in R&D. Mobile & Consumer segment profit grew considerably due to a large increase in revenue; however, margin declined slightly due to increased investment in marketing and R&D. Enterprise segment profit and margin grew considerably due to increased revenue.

Table: Non-GAAP Revenue by Type

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
Product and Licensing	$183.0	$201.0	$203.8	$226.8	$814.6	$218.3
% of Revenue	48%	48%	45%	46%	47%	44%
Professional Services	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0
% of Revenue	10%	11%	11%	11%	10%	11%
On-demand	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3
% of Revenue	27%	27%	30%	30%	29%	31%
Maintenance and Support	$58.4	$60.1	$61.4	$63.6	$243.5	$66.8
% of Revenue	15%	14%	14%	13%	14%	14%

Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4

Discussion of Q1 13 Business Results and Trends

Healthcare Solutions. Within our healthcare business, on-demand solutions contributed to revenue growth, both organically and through the acquisition of Transcend. Healthcare professional services revenue grew, driven by J.A. Thomas. Healthcare license performance was driven by growth in our Quantim and Diagnostics solutions. Within our Diagnostics solutions, in Q1 13 we signed 30 new customers and 45 upgrades from PowerScribe 360. We continue to see increasing demand for clinical language understanding solutions for analytics and billing. We see early evidence that our recent acquisitions of J.A. Thomas and Quantim will accelerate our solutions in this market, with strong pipeline for our J.A. Thomas solutions and higher than expected Q1 13 bookings for our Quantim solutions. In addition, customers are demonstrating a preference for Nuance’s full portfolio of solutions, particularly hybrid solutions that combine traditional documentation and EMR systems. During Q1 13, the annualized line run-rate in our healthcare on-demand business was approximately 5.138 billion lines per year, up 29% from 3.977 billion lines per year during Q1 12. During Q1 13, we continued our aggressive sales hiring plans within the healthcare business unit, as well as expansion of our team in EMEA. Key customers in Q1 13 included AHS, Atlanta, Bassett Healthcare, Christiana Care, Dolby, HCA, Novant Health, Palmeto Health, PeaceHealth, UMass and University of Missouri.

Mobile & Consumer Solutions. Mobile and consumer Q1 13 revenue growth was broad-based across revenue types and markets. In our embedded business for automobiles, handsets and other consumer electronics, new OEM design wins drove a significant increase in license revenue and professional services fees to support custom, next-generation mobile solutions. As these solutions include more cloud-based services, on-demand revenue delivered strong growth in Q1 13 and will become significant in FY 13. In Q1 13, Dell began shipping Ultrabook computers enabled with our virtual assistant technology, under the agreement we entered into with Intel in Q4 12. In addition, we delivered voice assistant capabilities on the Samsung Note II tablet. Our automotive business delivered strong revenue growth as well as key Dragon Drive wins at Harman Becker and Melco. In addition, we secured new Dragon TV wins at Comcast and Panasonic and Swype wins at Huawei, LG and Pantech. Key mobile and consumer customers and design wins in Q1 13 included Amazon, Apple, BMW, Comcast, DoCoMo, Huawei, Kyocera, LGE, Oi, OnStar, Panasonic, Pantech, Prosodie, Renault, Samsung, Sony and ZTE.

Enterprise Solutions. Within our enterprise business, Q1 13 revenue growth was led by license, professional services and maintenance revenues. The emergence of intuitive, voice-driven personal assistants is driving interest and demand for next-generation customer service applications on smart phones and in other settings. We launched our Nina solution in August 2012 to serve this market, and in Q1 13 we secured Nina pilot programs with companies in several key verticals including airlines, insurance, financial services and online retail. In Q1 13, we delivered very strong enterprise professional services bookings. We have built a strong voice biometric pipeline, and now have deployments, pilots and proof of concept programs in place. Under current biometrics deployments, we are managing more than 23 million total voiceprints, and we experienced continued interest and pipeline growth for voice biometrics and data security. In Q1 13, we renewed contracts with key Nuance OnDemand customers, and progressed toward deploying Nuance OnDemand contracts that were signed in Q4 12. Key enterprise customers in Q1 13 included Australian Department of Immigration and Citizenship, Bank of America, Barclay Card, Caremark, Century Link, CVS, Disney, Energex, FedEx, Health Care Service Corporation, HM Revenue & Customs, Huntington Bank, ICICI Prudential, ING, Moshi Moshi, Paypal, Royal Bank of Scotland, Skatteverket, Spansion, T-Systems, TD Bank, Telstra, USAA and Wells Fargo.

Imaging Solutions. Within our imaging business, Q1 13 revenue growth was driven primarily by the performance of our print management solutions, particularly our SafeCom and Equitrac solutions. Our new offerings that combine scan and print functionality are fueling interest among our MFP vendor partners as well as end-user customers, and our MFP scanning business delivered its strongest bookings in two years. Nuance’s imaging business continues to benefit from the strength of our MFP network infrastructure solutions, embedded within our MFP partner offerings. This trend has led to increasing deal sizes, an increasing number of ratable revenue contracts and implementation at more than 50,000 enterprise customers. During Q1 13, Nuance experienced strong growth in our core imaging solutions, particularly PDF Legal, and released eCopy ShareScan 5.1 and SafeCom G4. Key imaging customers in Q1 13 included Canon, Deloitte, EMC, First Bank, Gibson Dunn & Crutcher and Husky Oil.

Discussion of Non-GAAP Cost of Revenue and Gross Margins

In Q1 13, cost of revenue was $164.1 million, for a gross margin of 66.7%, compared to Q1 12 gross margin of 69.2%. The decline in total gross margin was due to a shift in the mix of our revenue toward professional services and on-demand revenue, which carries a lower gross margin than product and license revenue. Gross margin for product and licensing was 87.0% in Q1 13 compared to 88.5% a year ago, due to a mix shift toward certain products that carry a lower gross margin. Gross margin for professional services and hosting improved to 40.7% in Q1 13 from 39.0% a year ago, due to improved efficiencies and increased automation. Gross margin for maintenance and support was 81.0% in Q1 13 compared to 81.2% in Q1 12.

Discussion of Non-GAAP Operating Expenses and Operating Margins

In Q1 13, operating margin was 29.2%, compared to 32.5% in Q1 12, driven by lower gross margin and our decision to increase investments in R&D.

Balance Sheet and Cash Flow Highlights

Cash and Cash Flow Activities

Nuance reported Q1 13 cash flow from operations of $122.9 million, up 37.3% compared to $89.5 million in Q1 12. Included in the Q1 13 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $21.4 million. Capital expenditures totaled $15.1 million for Q1 13, and depreciation was $8.7 million for Q1 13. At the end of Q1 13, our balance of cash and cash equivalents was approximately $961.1 million.

Days Sales Outstanding (DSO)

In Q1 13, DSO was 74 days, compared to 76 days in Q1 12.

	Q1 12	Q2 12	Q3 12	Q4 12	Q1 13
DSO	76	73	70	73	74

Deferred Revenue

Total deferred revenue increased from $299.4 million at the end of Q1 12 to $376.3 million at the end of Q1 13, and current deferred revenue increased from $193.3 million to $248.9 million over the same period. The increase in deferred revenue was primarily attributable to Healthcare software arrangements that are recognized ratably and Imaging maintenance and support contracts.

Discussion of FY 13 Outlook and Q2 13 Guidance

FY 13 Outlook and Guidance

Global interest in our mobile and consumer technologies and solutions remains very strong, as evidenced by FY 12 and Q1 13 design wins with smartphone, automobile, semiconductor and consumer electronics makers. As we have mentioned in recent quarters, our relationships with these customers have become more comprehensive. The solutions they require have become broader and more extensive, and our engagements are continuing as the cloud-based solutions they offer are expanded and updated. In addition, design wins across a broader set of consumer electronics, particularly laptop computers, televisions and tablets, continue to expand our addressable market. Often, these engagements now involve a combination of licensing, cloud-based services, and engineering and research services, spanning several years. In particular, functionality of our Dragon desktop product line is being included in a new generation of hybrid embedded-network systems, creating a new channel for Dragon. As a result, we expect mobile & consumer revenues in FY 13 to include a significantly greater proportion of on-demand and services revenues. We saw these streams grow in Q1 13, in particular as devices shipped under our Samsung and other smartphone contracts contributed to on-demand revenue.

Our healthcare business will benefit from a continuation of recent trends, including growing demand for our Dragon Medical product line in conjunction with EMR implementations, and continued growth in the sales of our diagnostic and radiology solutions Both EMR implementations and Dragon Medical implementations, though, have eroded and will continue to erode hosted volumes in our existing on-demand accounts. Nuance’s healthcare business will also enjoy revenues from our new clinical language understanding and analytics offerings that support healthcare organizations in generating accurate clinical documentation that allows them to recoup appropriate reimbursement for the care provided, address evolving government regulations such as the impending industry shift to the ICD-10 coding standard, and improve care through enhanced communication of clinical facts and evidence across the clinical care team. Q1 13 bookings and progress with key partners in these solutions should result in increased revenue in the second half of FY 13 and into FY 14. Increasingly, customers are buying multiple solutions, including a mix of on-demand and licensed products, to help them work through the transition from traditional clinical documentation to EMRs, improve the quality of clinical documentation and improve revenue cycles.

We anticipate continued growth in enterprise revenues in the second half of FY 13, although Enterprise faces a difficult compare in Q2 13 because of license revenue recognized in Q2 12 in conjunction with the Loquendo acquisition. Enterprise on-demand delivered a strong bookings quarter in Q4 12, and Enterprise professional services delivered strong bookings quarters in both Q4 12 and Q1 13. We have built a growing pipeline of on-demand opportunities from both our Nuance OnDemand and Nina solutions. We note in particular that early bookings and the breadth of our pipeline for our enterprise virtual assistant, Nina, indicate a reception well beyond our expectations. In Q1 13, we entered into Nina evaluation agreements and began pilot projects with key customers in the airline, banking, consulting, finance, insurance, internet, retail and telecommunications verticals. We also expect increased voice biometrics demand for consumer identification and verification.

Our imaging business should see improved organic growth in the second half of FY 13. Second half growth should be enabled primarily by our integrated MFP solutions, with specific implementations for legal, healthcare, education and government organizations.

Although our EMEA handset and automobile results were strong, we saw significant weakness in the EMEA region in Q1 13, and we expect weakness in EMEA throughout the remainder of FY 13.

Taking into account all the factors above, we expect FY 13 non-GAAP revenues between $2,146 million and $2,196 million. We expect GAAP revenues for FY 13 to be in the range of $2,049 million to $2,099 million.

Turning to expenses, this year we have increased investments in research and development personnel, sales headcount and advertising and promotional expenses, with the objective of accelerating organic growth in the second-half of FY 13 and sustaining this acceleration into FY14. In particular, we have funded an unprecedented level of large-scale engagements in our mobile business, where the demand for advanced mobile cloud-based services, as well as joint research and development, continues to grow. Within healthcare, we have similarly invested in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners. These investments are reflected in our Q1 13 expenses, margins and headcount and in our Q2 13 guidance. While we will continue to make investments in the second half of FY 13, especially in mobile and healthcare R&D, we expect the pace of additional hiring to slow. Also, offsetting these investments for the full fiscal year, we anticipate realizing expense savings in the second half of FY 13 from the consolidation and cost savings associated with acquisitions.

Although we expect productivity benefits across our cost of goods and services, as noted in our commentary above, more of our revenues in FY13 will derive from on-demand and connected services, as well as engineering and professional services. Therefore our blended gross margins this year will decline by between 200 and 250 basis points, in line with our experience in Q1.

Net cash interest expenses will be approximately $100 million for the year. We anticipate net cash tax rate in the mid-single digits.

Our plans incorporate a full-year, weighted share count of 327 million diluted shares.

We therefore expect FY 13 non-GAAP EPS to be in the range of $1.76 to $1.87 and FY 13 GAAP EPS to be in the range of ($.12) to ($0.01).

Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 13 to achieve strong cash flows, based upon increased revenues and disciplined working capital practices, but to be impacted somewhat by our investments and also by increased interest expense. We expect the annual ratio of cash flow from operations to non-GAAP net income to be in the range of 80% to 85%, consistent with recent results. However, interest payments will increase the quarterly variability of this ratio, as interest expense is accrued each quarter but cash interest payments are made primarily in Q2 and Q4 of each year.

FY 13 Q2 Outlook and Guidance

In Q2 13, we expect trends similar to those noted above. In particular, we expect that the trends toward usage-based pricing in mobile, term-licenses in healthcare and on-demand services in enterprise will have a tendency to elongate revenue cycles compared to a perpetual license model. As a result, we expect FY 13 revenue to be somewhat more weighted toward the second half of the year. As noted above, our Enterprise business faces a difficult comparison arising from one-time events in Q2 12, which will weigh significantly on Enterprise in Q2 13. In addition, Dragon NaturallySpeaking normally experiences a decline in revenue from Q1 to Q2, after strong Q4 Christmas sales. As noted above, while we expect our investments to contribute to growth, they require staffing and expense in advance of revenues. As a result, we expect these investments to weigh on EPS and operating margins more heavily in the early part of FY 13.

Taking into account all the factors above, we expect Q2 13 non-GAAP revenues between $500 million and $533 million. We expect GAAP revenues for Q2 13 to be in the range of $473 million to $506 million. We expect Q2 13 non-GAAP EPS to be in the range of $0.36 to $0.45 and Q2 13 GAAP EPS to be in the range of $(0.11) to $(0.02).

This ends the prepared conference call remarks.

Definitions

Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements

Statements in this document regarding our Q1 performance, the drivers of our Q1 performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our healthcare business, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated second quarter and FY 13 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2012 and Nuance’s quarterly reports. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures

Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months ended December 31, 2012 and 2011, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.

The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from SafeCom, J.A. Thomas and Quantim for the three months ended December 31, 2012, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.

In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.

The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.

In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-

party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.

The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.

The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash, and gains or losses on non-controlling strategic equity interests.

The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three months ended December 31,
	2012	2011
Revenues:
Product and licensing	$197,900	$164,734
Professional services and hosting	200,305	139,582
Maintenance and support	64,063	56,327

Total revenues	462,268	360,643

Cost of revenues:
Product and licensing	26,309	18,764
Professional services and hosting	125,156	90,154
Maintenance and support	14,797	11,020
Amortization of intangible assets	16,310	14,934

Total cost of revenues	182,572	134,872

Gross profit	279,696	225,771

Operating expenses:
Research and development	68,721	52,054
Sales and marketing	117,135	90,397
General and administrative	44,784	31,315
Amortization of intangible assets	25,426	23,203
Acquisition-related costs, net	15,733	14,611
Restructuring and other charges, net	1,667	2,864

Total operating expenses	273,466	214,444

Income from operations	6,230	11,327

Other expense, net	(36,887)	(11,396)

Loss before income taxes	(30,657)	(69)

Benefit from income taxes	(8,561)	(9,409)

Net (loss) income	$(22,096)	$9,340

Net income per share:
Basic	$(0.07)	$0.03

Diluted	$(0.07)	$0.03

Weighted average common shares outstanding:
Basic	312,571	304,011

Diluted	312,571	320,536

Nuance Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	December 31, 2012	September 30, 2012
	Unaudited
Current assets:
Cash and cash equivalents	$961,088	$1,129,761
Accounts receivable, net	382,400	381,417
Prepaid expenses and other current assets	220,186	190,128

Total current assets	1,563,674	1,701,306
Land, building and equipment, net	128,730	116,134
Goodwill	3,234,620	2,955,477
Intangible assets, net	1,019,554	906,538
Other assets	153,190	119,585

Total assets	$6,099,768	$5,799,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$4,919	$148,542
Redeemable convertible debentures	—	231,552
Contingent and deferred acquisition payments	29,113	49,685
Accounts payable and accrued expenses	306,336	328,374
Deferred revenue	248,908	206,610

Total current liabilities	589,276	964,763
Long-term portion of debt	2,330,078	1,735,811
Deferred revenue, net of current portion	127,372	108,481
Other liabilities	270,781	243,279

Total liabilities	3,317,507	3,052,334

Equity component of currently redeemable convertible debentures	—	18,430

Stockholders' equity	2,782,261	2,728,276

Total liabilities and stockholders' equity	$6,099,768	$5,799,040

Nuance Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three months ended December 31,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(22,096)	$9,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,429	45,835
Stock-based compensation	45,271	32,787
Non-cash interest expense	9,986	7,699
Deferred tax benefit	(4,077)	(12,720)
Other	(1,925)	583
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	8,815	(23,931)
Prepaid expenses and other assets	(9,104)	1,074
Accounts payable	(18,692)	10,757
Accrued expenses and other liabilities	9,241	(6,852)
Deferred revenue	55,100	24,961

Net cash provided by operating activities	122,948	89,533

Cash flows from investing activities:
Capital expenditures	(15,104)	(25,658)
Payments for business and technology acquisitions, net of cash acquired	(446,192)	(111,785)
Proceeds from sales and maturities of marketable securities and other investments	456	20,759
Change in restricted cash balances	—	6,747

Net cash used in investing activities	(460,840)	(109,937)

Cash flows from financing activities:
Payments of debt	(144,835)	(1,665)
Proceeds from long-term debt, net of issuance costs	352,611	676,500
Payments for repurchases of common stock	—	(199,997)
(Payments for) proceeds from settlement of share-based derivatives, net	(177)	348
Payments of other long-term liabilities	(1,012)	(2,649)
Excess tax benefits on employee equity awards	4,974	—
Proceeds from issuance of common stock from employee stock plans	1,906	7,234
Cash used to net share settle employee equity awards	(43,859)	(33,001)

Net cash provided by financing activities	169,608	446,770

Effects of exchange rate changes on cash and cash equivalents	(389)	(4)

Net (decrease) increase in cash and cash equivalents	(168,673)	426,362
Cash and cash equivalents at beginning of period	1,129,761	447,224

Cash and cash equivalents at end of period	$961,088	$873,586

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts)

Unaudited

	Three months ended December 31
	2012	2011
GAAP revenue	$462,268	$360,643
Acquisition-related revenue adjustments: product and licensing	20,430	18,332
Acquisition-related revenue adjustments: professional services and hosting	7,063	952
Acquisition-related revenue adjustments: maintenance and support	2,656	2,122

Non-GAAP revenue	$492,417	$382,049

GAAP cost of revenue	$182,572	$134,872
Cost of revenue from amortization of intangible assets	(16,310)	(14,934)
Cost of revenue adjustments: product and licensing (1,2)	1,983	2,228
Cost of revenue adjustments: professional services and hosting (1,2)	(2,088)	(4,406)
Cost of revenue adjustments: maintenance and support (1,2)	(2,103)	(45)

Non-GAAP cost of revenue	$164,054	$117,715

GAAP gross profit	$279,696	$225,771
Gross profit adjustments	48,667	38,563

Non-GAAP gross profit	$328,363	$264,334

GAAP income from operations	$6,230	$11,327
Gross profit adjustments	48,667	38,563
Research and development (1)	8,860	5,883
Sales and marketing (1)	16,847	11,817
General and administrative (1)	14,873	10,544
Amortization of intangible assets	25,426	23,203
Costs associated with IP collaboration agreements	5,250	5,250
Acquisition-related costs, net	15,733	14,611
Restructuring and other charges, net	1,667	2,864

Non-GAAP income from operations	$143,553	$124,062

GAAP benefit from income taxes	$(8,561)	$(9,409)
Non-cash taxes	14,766	15,709

Non-GAAP provision for income taxes	$6,205	$6,300

GAAP net (loss) income	$(22,096)	$9,340
Acquisition-related adjustment—revenue (2)	30,149	21,406
Acquisition-related adjustment—cost of revenue (2)	(2,483)	(2,320)
Acquisition-related costs, net	15,733	14,611
Cost of revenue from amortization of intangible assets	16,310	14,934
Amortization of intangible assets	25,426	23,203
Non-cash stock-based compensation (1)	45,271	32,787
Non-cash interest expense, net	9,986	7,699
Non-cash income taxes	(14,766)	(15,709)
Costs associated with IP collaboration agreements	5,250	5,250
Change in fair value of share-based instruments	2,510	(5,520)
Restructuring and other charges, net	1,667	2,864

Non-GAAP net income	$112,957	$108,545

Non-GAAP diluted net income per share	$0.35	$0.34

Diluted weighted average common shares outstanding	323,489	320,536

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations, continued

(in thousands)

Unaudited

	Three months ended December 31
	2012	2011
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$185	$92
Cost of professional services and hosting	2,403	4,406
Cost of maintenance and support	2,103	45
Research and development	8,860	5,883
Sales and marketing	16,847	11,817
General and administrative	14,873	10,544

Total	$45,271	$32,787

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$30,149	$21,406
Cost of product and licensing	(2,168)	(2,320)
Cost of professional services and hosting	(315)	—

Total	$27,666	$19,086

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

Total Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3
Adjustment .	$21.4	$27.4	$16.5	$21.3	$86.6	$30.1

Non-GAAP Revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4

Healthcare	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$145.1	$149.7	$184.5	$189.3	$668.6	$204.7
Adjustment .	$0.2	$0.2	$0.0	$0.4	$0.8	$12.7

Non-GAAP Revenue	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4

Mobile & Consumer	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$103.4	$110.3	$126.0	$143.2	$483.0	$128.8
Adjustment .	$5.1	$4.8	$6.4	$9.0	$25.3	$2.9

Non-GAAP Revenue	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7

Enterprise	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$72.2	$79.6	$74.1	$89.1	$315.0	$83.7
Adjustment .	$3.6	$11.8	$0.4	$1.2	$17.0	$0.0

Non-GAAP Revenue	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7

Imaging	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$39.9	$50.7	$47.1	$47.2	$184.9	$45.1
Adjustment .	$12.5	$10.6	$9.7	$10.7	$43.5	$14.5

Non-GAAP Revenue	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6

Product and Licensing Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$164.7	$176.5	$190.3	$209.2	$740.7	$197.9
Adjustment .	$18.3	$24.5	$13.5	$17.6	$73.9	$20.4

Non-GAAP Revenue	$183.0	$201.0	$203.8	$226.8	$814.6	$218.3

Professional Services Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$37.5	$44.8	$47.3	$53.5	$183.1	$51.0
Adjustment .	$0.2	$0.2	$0.1	$0.2	$0.7	$5.0

Non-GAAP Revenue	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0

Hosting Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$102.1	$110.7	$134.6	$143.4	$490.9	$149.3
Adjustment .	$0.8	$0.9	$1.0	$2.6	$5.3	$2.0

Non-GAAP Revenue	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3

Maintenance and Support Revenue	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
GAAP Revenue	$56.3	$58.3	$59.5	$62.7	$236.8	$64.1
Adjustment .	$2.1	$1.8	$1.9	$0.9	$6.7	$2.7

Non-GAAP Revenue	$58.4	$60.1	$61.4	$63.6	$243.5	$66.8

Schedules may not add due to rounding.

Nuance Communications, Inc.

Supplemental Non-Financial Information

Unaudited

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Annualized Line Run-Rate in Nuance's Healthcare On-Demand Business (in billions).	3.977	4.123	4.959	4.840	5.138
Estimated 3-year Value of Total On-Demand Contracts (in millions).	1,334.4	1,386.5	1,880.4	1,906.4	2,083.8

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013
Total segment revenues	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4
Acquisition related revenues	(21.4)	(27.4)	(16.5)	(21.3)	(86.6)	(30.1)

Total consolidated revenues	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3

Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7
Corporate expenses and other, net	(20.8)	(26.4)	(26.2)	(29.4)	(102.8)	(30.1)
Acquisition related revenues and cost of revenue adjustments	(19.1)	(25.3)	(14.5)	(19.0)	(77.8)	(27.7)
Non-cash stock-based compensation	(32.8)	(38.0)	(45.6)	(58.2)	(174.6)	(45.3)
Amortization of intangible assets	(38.1)	(36.8)	(40.9)	(39.7)	(155.5)	(41.7)
Acquisition related costs, net	(14.6)	(15.0)	(16.8)	(12.3)	(58.7)	(15.7)
Restructuring and other charges, net	(2.9)	(2.5)	(1.4)	(1.5)	(8.3)	(1.7)
Costs associated with IP collaboration agreements	(5.3)	(5.3)	(5.3)	(5.2)	(21.0)	(5.3)
Other expense, net	(11.4)	(18.4)	(6.1)	(25.0)	(60.9)	(36.9)

Consolidated income (loss) before income taxes	($0.1)	$12.4	$31.4	$21.6	$65.3	($30.7)

Schedules may not add due to rounding.

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Three months ended March 31, 2013
	Low	High
GAAP revenue	$473,000	$506,000
Acquisition-related adjustment—revenue	27,000	27,000

Non-GAAP revenue	$500,000	$533,000

GAAP net loss per share	$(0.11)	$(0.02)
Acquisition-related adjustment—revenue	0.08	0.08
Acquisition-related adjustment—cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.15	0.15
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.00	0.00
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.02	0.02

Non-GAAP net income per share	$0.36	$0.45

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	315,000	315,000

Weighted average common shares: diluted	326,500	326,500

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Twelve months ended September 30, 2013
	Low	High
GAAP revenue	$2,049,000	$2,099,000
Acquisition-related adjustment—revenue	97,000	97,000

Non-GAAP revenue	$2,146,000	$2,196,000

GAAP net loss per share	$(0.12)	$(0.01)
Acquisition-related adjustment—revenue	0.30	0.30
Acquisition-related adjustment—cost of revenue	(0.02)	(0.02)
Acquisition-related costs, net	0.16	0.16
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.32	0.32
Non-cash stock-based compensation	0.68	0.68
Non-cash interest expense	0.12	0.12
Non-cash income taxes	0.02	0.02
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	0.01	0.01
Restructuring and other charges, net	0.04	0.04

Non-GAAP net income per share	$1.76	$1.87

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	316,000	316,000

Weighted average common shares: diluted	327,000	327,000